Exhibit 10.11
Corn Products International
Notice of Restricted Stock
Award Agreement
You have been granted an award of Restricted Stock (“Award”) effective                     ,            (the “Grant Date”) under the Corn Products International, Inc. Stock Incentive Plan (the “Plan”), for                 shares of Common Stock of Corn Products International, Inc. (the “Company”). This Award Agreement and the Plan together govern your rights under the Plan and set forth all of the conditions and limitations affecting such rights.
Capitalized terms used in this Award Agreement shall have the meanings ascribed to them in the Plan or in this Award Agreement. If there is any inconsistency between the terms of this Award Agreement and the terms of the Plan, the Plan’s terms shall supersede and replace the conflicting terms of this Award Agreement.
Overview of Your Grant
1.	Vesting Period. Shares of Common Stock subject to this Award will be recorded in your name and held by the Company until they become fully vested on , (the “Vesting Date”). During the period beginning on the Grant Date and ending on the Vesting Date (the “Vesting Period”) the Common Stock subject to this Award (“Restricted Stock”) may not be sold, transferred, assigned, pledged, hypothecated or otherwise encumbered or disposed of, except as provided in the Plan or this Agreement.

2.	Termination of Employment: In the event that you terminate employment with the Company, its affiliates, and/or its Subsidiaries for any reason, or in the event that the Company, its affiliates, and/or its Subsidiaries terminates your employment with or without Cause, all of the unvested shares of Restricted Stock you hold at the time your employment terminates shall be forfeited to the Company, subject to Section 3.3 of the Plan.

3.	Voting Rights: During the Vesting Period, you may exercise full voting rights.

4.	Dividends: Shares of Restricted Stock subject to this Award shall receive all dividends and other distributions paid with respect to the shares of Restricted Stock. Cash dividends will be taxed as earned income and reported on your W-2. All applicable federal and state taxes, FICA and Medicare will be deducted from your pay for the pay period ending immediately after the dividend payment date. If any such dividends or distributions are paid in shares of Common Stock, those shares shall be subject to the same restrictions on transferability as are the shares of Restricted Stock with respect to which they were paid.

5.	Tax Withholding: Regardless of any action the Company, its affiliates, and/or its Subsidiaries takes with respect to any or all tax withholding, you acknowledge that the ultimate liability for all such taxes is and remains your responsibility (or that of your beneficiary) and that the Company, its affiliates, and/or its Subsidiaries: (a) make no representations or undertakings regarding the treatment of any tax withholding in connection with any aspect of the Restricted Stock grant, including the grant, vesting or exercise of the Restricted Stock or the receipt of any dividends; and (b) do not commit to structure the terms of the grant or any aspect of the Restricted Stock to reduce or eliminate your (or your beneficiary’s) liability for such tax.

U.S. Restricted

6.	Stock Withholding: With respect to withholding required upon any taxable event arising as a result of vesting of Restricted Stock granted hereunder, the Company, its affiliates, and/or its Subsidiaries will satisfy tax withholding requirements by withholding shares of Restricted Stock having a Fair Market Value equal to the total minimum statutory tax required to be withheld on the transaction. You agree to pay to the Company, its affiliates, and/or its Subsidiaries any amount of tax that the Company, its affiliates, and/or its Subsidiaries may be required to withhold as a result of your participation in the Plan that cannot be satisfied by the means previously described.

7.	Continuation of Employment: This Award Agreement shall not confer upon you any right to continuation of employment by the Company, its affiliates, and/or its Subsidiaries, nor shall this Award Agreement interfere in any way with the Company’s, its affiliates’, and/or its Subsidiaries’ right to terminate your employment at any time.

8.	No Right to Future Grants; No Right of Employment; Extraordinary Item: In accepting the grant, you acknowledge that: (a) the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, suspended or terminated by the Company at any time, as provided in the Plan and this Award Agreement; (b) the grant of the Restricted Stock is voluntary and occasional and does not create any contractual or other right to receive future grants of Restricted Stock, or benefits in lieu of Restricted Stock, even if Restricted Stock has been granted repeatedly in the past; (c) all decisions with respect to future grants, if any, will be at the sole discretion of the Company; (d) your participation in the Plan is voluntary; (e) the Restricted Stock is an extraordinary item that does not constitute compensation of any kind for services of any kind rendered to the Company, its affiliates and/or Subsidiaries, and which is outside the scope of your employment contract, if any; (f) the Restricted Stock and any Common Stock subject to the Restricted Stock is not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy or end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments; (g) in the event that you are an employee of an affiliate or Subsidiary of the Company, the grant will not be interpreted to form an employment contract or relationship with the Company; and furthermore, the grant will not be interpreted to form an employment contract with the affiliate or Subsidiary that is your employer; (h) the future value of the underlying shares of Common Stock is unknown and cannot be predicted with certainty; (i) no claim or entitlement to compensation or damages arises from forfeiture or termination of the Restricted Stock or diminution in value of the Restricted Stock or the shares of Common Stock and you irrevocably release the Company, its affiliates and/or its Subsidiaries from any such claim that may arise; and (j) in the event of involuntary termination of your employment, your right to receive Restricted Stock and vest in Restricted Stock and/or Common Stock under the Plan, if any, will terminate in accordance with the terms of the Plan and will not be extended by any notice period mandated under local law; furthermore, your right to vest in the Restricted Stock after such termination of employment, if any, will be measured by the date of termination of your active employment and will not be extended by any notice period mandated under local law.

9.	Requirements of Law: The granting of Restricted Stock under the Plan, and the issuance or delivery of any certificate or certificates for Common Stock upon the vesting of Restricted Stock shall be subject to, and conditioned upon, satisfaction of all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

10.	Administration: This Award Agreement and your rights hereunder are subject to all the terms and conditions of the Plan, as the same may be amended from time to time, as well as to such rules and regulations as the Board or the Committee may adopt for administration of the Plan.

U.S. Restricted

By your signature below, you represent that you are familiar with the terms and provisions of the Corn Products International, Inc. Stock Incentive Plan, and hereby accept this Award Agreement subject to all of the terms and provisions thereof. You further agree to notify the Company upon any change in residence.

Date

U.S. Restricted